WAIVER AND RELEASE OF CLAIMS

This WAIVER AND RELEASE OF CLAIMS (this “Release”) is made and entered into on March 6, 2006, by and between Health Net, Inc. and its affiliates and subsidiaries (hereinafter referred to as the “Company”) and Jeffrey M. Folick (hereinafter referred to as the “Employee”).

WHEREAS, the Company and Employee are parties to an Employment Letter Agreement dated as of May 22, 2002, as amended by the letter agreement dated July 2, 2004, as further amended by the letter agreement dated January 28, 2005 and as further amended by the letter agreement dated October 10, 2005 (collectively, the “Employment Letter Agreement”) and are entering into this Release as a condition to Employee’s receipt of a severance payment thereunder (capitalized terms used but not defined herein shall have the meanings set forth in the Employment Letter Agreement).

NOW, THEREFORE, the Company and Employee agree as follows:

1.	Employee’s employment with the Company will terminate on March 6, 2006 (the “Termination Date”). Upon termination of employment, Employee will not represent to anyone that he is an employee of the Company and will not say or do anything purporting to bind the Company. Upon Employee’s termination of employment, Employee shall be deemed to have resigned from all other positions with the Company, if any, held by Employee.

2.	Employee has elected to terminate his employment with the Company in accordance with Section 9(h) of the Employment Letter Agreement, and Employee is therefore eligible to receive, in lieu of any other payments or benefits under Section 9 of the Employment Letter Agreement, (i) a lump sum cash payment equal to (x) two times (2x) Employee’s Base Salary, which, for avoidance of doubt, the Company and Employee agree is an amount equal to $1,080,000, and (y), in lieu of participating in the Company’s 2005 and 2006 Management Incentive Plans (“MIP”), (1) as compensation for achieving the goals set forth in Section 9(h)(2)(A) of the Employment Letter Agreement a bonus award equal to fifty percent (50%) of Employee’s target incentive amount under the Company’s MIP for 2005, which, for the avoidance of doubt, the Company and Employee agree is an amount equal to $216,000, and (2) in addition, Employee may be eligible to receive, as compensation for achieving the goals set forth in Section 9(h)(2)(B) of the Employment Letter Agreement (the “9(h)(2)(B) Amount”), an additional bonus award equal to fifty percent (50%) of Employee’s target incentive amount under the Company’s MIP for 2005 which, for the avoidance of doubt, the Company and Employee agree, if payable, shall be an amount equal to $216,000, (ii) the continuation of medical, dental, and vision benefits for Employee and his dependents for six (6) months following the Termination Date, and (iii) after the expiration of such six (6) month benefit continuation period, the premium payments for the continuation of his medical, dental, and vision benefits under COBRA (as maintained for Employee’s benefit immediately prior to the Termination Date) for Employee and his dependents for an additional period of eighteen (18) months, provided, that Employee properly elects to continue those benefits under COBRA and provided, further, that Employee’s eligibility for benefits continuation and/or COBRA premium payments will expire immediately upon Employee’s acceptance of employment with another employer offering comparable benefits . The Compensation Committee of the Board of Directors (the “Committee”) is currently analyzing whether Employee has met the performance criteria for payment of the 9(h)(2)(B) Amount. The Committee will complete its analysis of the criteria by no later than March 31, 2006 (the “Determination Date”). If Employee has met the performance criteria for an award of the 9(h)(2)(B) Amount, the Company will pay such amount to Employee within fifteen (15) days of the Determination Date, it being understood that if the Determination Date occurs earlier than March 31, 2006, the date upon which the Committee renders its decision as to Employee’s eligibility to receive the 9(h)(2)(B) Amount shall be deemed the Determination Date. Payment of all other amounts owed under Section 2(i) above, which, for the avoidance of doubt is an amount equal to $1,296,000, above will be paid in a lump sum within thirty (30) days following the Termination Date and the Company will withhold the applicable tax withholdings from such lump sum payment. Employee and the Company agree that, notwithstanding the terms of the Employment Agreement, Employee shall not be required to sign a Restrictive Covenant Agreement as a condition to Employee’s receipt of the benefits set forth in this Release and that Section 11 hereof shall be deemed to supersede the form of Restrictive Covenant Agreement attached as Exhibit B to the Employment Agreement (the “Restrictive Covenant Agreement”).

3.	Employee and Company acknowledge and agree that all of the terms and conditions of each of the Nonqualified Stock Option Agreements (the “Option Agreements”) dated as of May 24, 2002 and February 20, 2003 between the Company and Employee (as well as the vesting schedule for stock options set forth in Paragraph 7 of the Employment Letter Agreement and Exhibit C thereto) remain in effect, and that the Employee’s timely election to terminate his employment with the Company pursuant to Section 9(h) of the Employment Letter Agreement shall be treated as a termination by the Company without Cause for purposes of the Option Agreements, which shall mean, among other things, that Employee shall have a period of three (3) months from the Termination Date to exercise any outstanding stock options which have vested in accordance with the terms of the Option Agreements as of the Termination Date. Notwithstanding the foregoing, the Company agrees that Employee’s employment with Elder Health, Inc. shall not be deemed to be a breach of Section 11(b) hereof or of the restrictive covenant provisions contained in the Employment Letter Agreement, the Restrictive Covenant Agreement, or the Option Agreements.

4.	All unused accrued vacation and unused personal absence time will be paid in Employee’s final regular paycheck in keeping with the Company’s policy and practice or such shorter time as may be required by applicable law. Employee acknowledges that no further vacation/paid-time-off benefits will accrue after the Termination Date.

5.	Employee’s participation in all Company employee benefit plans as an active employee shall cease on the Termination Date, and Employee shall not be eligible to make contributions to or to receive allocations under the Health Net, Inc. 401(k) Associate Savings Plan (the “401(k) Plan”) or to make any deferrals pursuant to any deferred compensation plan of the Company after the Termination Date. For the avoidance of doubt, the parties hereto acknowledge and agree that nothing contained in this Section 5 shall restrict Employee from receiving any distribution under the 401(k) Plan or any deferred compensation plan of the Company to which Employee is entitled to receive in accordance with and pursuant to the terms of any such plan or from receiving any of the medical, dental or vision benefits under COBRA as provided in Sections 2(ii) and 2(iii) above.

6.	In partial consideration of the Company providing Employee the payments and benefits set forth above and as a condition to receive such payments and benefits, Employee freely and voluntarily enters into this Release and by signing this Release Employee, on his own behalf and on behalf of his heirs, beneficiaries, successors, representatives, trustees, administrators and assigns, hereby waives and releases the Company, and each of its past, present and future officers, directors, shareholders, employees, consultants, accountants, attorneys, agents, managers, insurers, sureties, parent and sister corporations, divisions, subsidiary corporations and entities, partners, joint venturers, affiliates, beneficiaries, successors, representatives and assigns (collectively, the “Released Parties”), from any and all claims, demands, damages, debts, liabilities, controversies, obligations, actions or causes of action of any nature whatsoever, whether based on tort, statute, contract (specifically including, but not limited to, claims arising out of or related to the Employment Letter Agreement), indemnity, rescission or any other theory of recovery, including but not limited to claims arising under federal, state or local laws prohibiting discrimination in employment, including Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, claims of disability discrimination under the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Worker Adjustment and Retraining Notification Act (“WARN”), as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the California Fair Employment and Housing Act, as amended, the California Family Rights Act, California Labor Code Section 1400 et seq. or claims growing out of any legal restrictions on the Company’s right to terminate its employees and whether for compensatory, punitive, equitable or other relief, whether known, unknown, suspected or unsuspected, against the Released Parties, including without limitation claims which may have arisen or may in the future arise in connection with any event which occurred on or before the date of Employee’s execution of this Release. The provisions in this paragraph do not extend to any rights Employee may have to enforce the terms of this Release and are not intended to prohibit Employee from filing a claim for unemployment insurance. The Company acknowledges and agrees that the provisions of this Section 6 do not release or affect any of Employee’s or the Company’s rights or obligations under the Option Agreements (or the vesting schedule for stock options set forth in Paragraph 7 of the Employment Letter Agreement and Exhibit C thereto). The release provisions of this Section 6 shall not release any Company shareholders, insurers or sureties from any claim that Employee may have against them that is wholly unrelated, directly or indirectly, to Employee’s affiliation with the Company, whether as an officer, employee, shareholder or otherwise.

7.	Employee expressly waives any right or claim of right to assert hereafter that any claim, demand, obligation and/or cause of action has, through ignorance, oversight or error, been omitted from the terms of this Release. Employee makes this waiver with full knowledge of his rights and with specific intent to release both his known and unknown claims, and therefore specifically waives the provisions of Section 1542 of the Civil Code of California or other similar provisions of any other applicable law, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee understands and acknowledges the significance and consequence of this Release and of such specific waiver of Section 1542, and expressly agrees that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations and causes of action herein above specified.

8.	Employee shall not initiate or cause to be initiated against the Company any compliance review, suit, action, investigation or proceeding of any kind, or voluntarily participate in same, individually or as a representative, witness or member of a class, under contract, law or regulation, federal, state or local, pertaining to any matter related to his employment with the Company, unless Employee first cooperates in making his allegations known to the Company for the Company to take corrective action at a time and place designated by the Company. In addition, Employee shall cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, Employee’s employment with the Company or its predecessors or affiliates for which the Company requests Employee’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. The Company shall reimburse Employee for any reasonable travel expenses incurred in connection with the foregoing, in each case in accordance with the Company’s standard reimbursement policy. In this connection, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with Employee’s other material business and personal obligations and commitments.

9.	Employee agrees that he will return to the Company immediately upon termination any building keys, security passes or other access or identification cards and any Company property that was in his possession, including but not limited to any documents, credit cards, computer equipment, mobile phones or data files. Employee agrees to clear all expense accounts and pay all amounts owed on any corporate credit cards which the Company previously issued to Employee, subject to the Company’s obligation to reimburse Employee for any properly reimbursable business expenses in accordance with the Company’s expense policies and procedures then in effect.

10.	Employee shall not, without the Company’s written consent by an authorized representative, at any time prior or subsequent to the execution of this Release, disclose, use, remove or copy any confidential, trade secret or proprietary information he acquired during the course of his employment by the Company, including without limitation, any technical, actuarial, economic, financial, procurement, provider, customer, underwriting, contractual, managerial, marketing or other information of any type that has economic value in the business in which the Company is engaged, but not including any previously published information or other information generally in the public domain.

11.	In addition to any other part or term of this Release or the Employment Letter Agreement, Employee agrees that he will not, (a) for a period of one (1) year from the date of this Release, irrespective of the reason for the termination, either directly or indirectly, on his own behalf or on behalf of any other person: (1) make known to any person, firm, corporation or other entity of any type, the names and addresses of any of the Company’s customers, enrollees or providers or any other information pertaining to them; or (2) disrupt, solicit or influence or attempt to solicit, disrupt or influence any of the Company’s customers, providers, vendors, agents or independent contractors with whom the Employee became acquainted during the course of employment or service for the purpose of terminating such a person’s or entity’s relationship with the Company or causing such a person or entity to associate with a competitor of the Company, and (b) for a period of one (1) year from the date of this Release undertake any employment or activity (including, but not limited to, consulting services) with a Competitor (as defined below), where the loyal and complete fulfillment of the duties of the competitive employment or activity would call upon Employee to reveal, to make judgments on or otherwise use or disclose any confidential business information or trade secrets of the business of the Company or any of its affiliates to which Employee had access during his employment with the Company. Employee acknowledges and agrees that if he takes a position as vice president (or a higher position) or as a director of a Competitor, it will be presumed for purposes of this Release that the loyal and complete fulfillment of Employee’s duties would require him to use such information and Employee therefore would be deemed to be in breach of this Section 11(b); provided, however, that Employee and the Company agree that Employee’s employment with Elder Health, Inc. shall not be deemed to be a breach of this Section 11(b) or the restrictive covenant provisions contained in the Employment Letter Agreement, the Restrictive Covenant Agreement or the Option Agreements. For purposes of this Section 11(b), “Competitor” shall mean (x) any publicly-traded health maintenance organization with $1 billion or more in market capitalization or (y) any company licensed to offer managed care and insurance products by Blue Cross or Blue Shield in Arizona, California, Connecticut, Oregon, New Jersey or New York. The prohibitions of this paragraph are not intended to deny employment opportunities within the Employee’s field of employment but are limited only to those prohibitions necessary to protect the Company from unfair competition.

In the event that Employee breaches this Section 11, in addition to any and all other remedies available to the Company hereunder or under applicable law, Employee agrees to repay to the Company the cash payment received by him under Section 2 hereof (including, without limitation, the 9(h)(2)(B) Amount, if payable) in equal monthly installments over the twelve (12) months following written demand for payment by the Company.

12.	Employee acknowledges that the Company is not entering into this Release because it believes that Employee has any cognizable legal claim against the Release Parties. If Employee elects not to sign this Release, the fact that the Release was offered will not be understood as an indication that the Released Parties believed Employee was treated unlawfully in any respect.

13.	If any part or term of this Release, other than Section 2, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other part or term of this Release. Employee and the Company expressly agree that the character, duration and geographic scope of the restrictive covenant set forth in Section 11 hereof are reasonable in light of the circumstances as they exist on the date hereof, including, but not limited to, Employee’s position of confidence and trust as an executive officer of the Company. If any court of competent jurisdiction construes the covenants contained in Section 11 hereof, or any part thereof, to be unenforceable in any respect, the court may reduce the duration or scope to the extent necessary so that the provision is enforceable, and the provision, as reduced, shall then be enforceable.

14.	Employee agrees and acknowledges that this Release recites all payments and benefits Employee is entitled to receive hereunder and under the Employment Letter Agreement, and that no other payments or benefits will be asserted or requested by Employee, other than as provided for in the Option Agreements (or the vesting schedule for stock options set forth in Paragraph 7 of the Employment Letter Agreement and Exhibit C thereto).

15.	Employee acknowledges that he enters into this Release freely, without coercion, and based on the Employee’s own judgment and not in reliance upon any representation or promise made by the other party, other than those contained herein. There may be no modification of the terms of this Release except in writing signed by the parties hereto including an appropriately authorized Officer of the Company.

16.	This Release and the Option Agreements (including the vesting schedule for stock options set forth in Paragraph 7 of the Employment Letter Agreement and Exhibit C thereto) constitute the full, complete and exclusive agreement between Employee and the Company with respect to the subject matters herein and supersede any prior agreements, representations or promises of any kind, whether written, oral, express or implied, with respect to the subject matters herein.

17.	Reference is hereby made to the Indemnification Agreement dated as of December 17, 2004 between the Company and Employee (the “Indemnification Agreement”). The parties hereto acknowledge and agree that any rights Employee has to indemnification from the Company pursuant to the Indemnification Agreement following the Termination Date shall remain in full force and effect in accordance with the terms of the Indemnification Agreement. The Company further acknowledges and agrees that the rights of Employee pursuant to the Indemnification Agreement are in addition to any other rights to indemnification that Employee may have pursuant to the Company’s Sixth Amended and Restated Certificate of Incorporation, Ninth Amended and Restated Bylaws, as amended, the Delaware General Corporation Law or otherwise.

18.	This Release shall be construed and governed by the laws of the State of Delaware.

EMPLOYEE ACKNOWLEDGES BY SIGNING BELOW that (i) Employee has not relied upon any representations, written or oral, not set forth in this Release or in the Option Agreements (including the vesting schedule for stock options set forth in Paragraph 7 of the Employment Letter Agreement and Exhibit C thereto); (ii) at the time Employee was given this Release Employee was informed in writing by the Company that (a) Employee had at least 21 days in which to consider whether Employee would sign the Release and (b) Employee should consult with an attorney before signing the Release; and (iii) Employee had an opportunity to consult with an attorney and either had such consultations or has freely decided to sign this Release without consulting an attorney.

Employee further acknowledges that he may revoke acceptance of this Release by delivering a letter of revocation within seven (7) days after the later of the dates set forth below addressed to: Health Net, Inc., Corporate Legal Department, 21650 Oxnard Street, Woodland Hills, California 91367, Attention: General Counsel.

Finally, Employee acknowledges that he understands that this Release will not become effective until the eighth (8th) day following his signing this Release and that if Employee does not revoke his acceptance of the terms of this Release within the seven (7) day period following the date on which Employee signs this Release as set forth above, this Release will be binding and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date set forth above.

Employee By:	/s/ Jeffrey Folick	Health Net, Inc. By:	/s/ Karin Mayhew

	Name: Jeffrey M. Folick Title: Executive Vice President, Regional Health Plans and Specialty Companies	Name: Karin D. Mayhew Title:	Senior Vice President of Organizational Effectiveness